Exhibit 10.2

Laurence H. Midler	100 N. Sepulveda Boulevard
Executive Vice President	Suite 1050
General Counsel	El Segundo, CA 90245

CB Richard Ellis, Inc.	310 606 4710 Tel
310 606 4701 Fax

larry.midler@cbre.com
www.cbre.com

October 30, 2006

Robert E. Sulentic

6037 Lakehurst Avenue

Dallas, TX 75230

Re:	Amendment to Employment Agreement

Dear Bob:

Robert E. Sulentic (the “Executive”) and Trammell Crow Company (the “Company”) are parties to that certain employment letter agreement dated as of October 17, 2003 (the “Original Agreement”), which sets forth the terms of the Executive’s employment with the Company. On April 6, 2004 and October 17, 2005, the Executive and the Company amended the Original Agreement (the Original Agreement, as amended, is hereinafter referred to as the “Employment Agreement”).

Pursuant to a certain Agreement and Plan of Merger by and among the Company, CB Richard Ellis Group, Inc. (the “Acquirer”) and A-2 Acquisition Corp. (the “Acquisition Subsidiary”), the Acquisition Subsidiary will merge with and into the Company (the “Merger”) and, as a result of the Merger, the Company will become a wholly owned subsidiary of the Acquirer. The effective time of the Merger is hereinafter referred to as the “Effective Time.” C.B. Richard Ellis, Inc., a wholly owned subsidiary or the Acquirer, is hereinafter referred to as the “Employer.”

In connection with the consummation of the Merger, the Employer and the Executive wish to amend and supplement the Employment Agreement in certain respects as set forth in this letter agreement (this “Amendment”). The Executive and the Employer acknowledge and agree that this Amendment is being entered into for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Each capitalized term used but not otherwise defined in this Amendment will have the meaning given to that term in the Employment Agreement.

1. Effectiveness. The provisions set forth in Sections 2 through 7 of this Amendment shall take effect at, but not before, the Effective Time. If the Merger Agreement is terminated before the Merger is consummated, upon such termination, this Amendment shall automatically terminate and be void ab initio.

2. Effect of Merger on the Company. In accordance with Section 10(b) of the Employment Agreement (and, for the avoidance of doubt, effective upon the Effective Time), the Employer hereby expressly assumes and agrees to perform the Employment Agreement in the same manner and to the same extent that the Company was required to perform the Employment Agreement (as amended by this Amendment). The Executive acknowledges that this Amendment constitutes a written agreement that satisfies the requirements of such Section 10(b). Furthermore, in accordance with such Section 10(b), all references in the Employment Agreement to the Company with respect to obligations and periods from and after the Effective Time (including, without limitation, in the definition of “Investment Plan” and “Awards”) shall be references to the Employer. In addition, all references in the Employment Agreement with respect to periods and obligations from and after the Effective Time to (a) the “Trammell Crow Company Long-Term Incentive Plan” shall become references to the CB Richard Ellis Amended and Restated 2004 Stock Incentive Plan and (b) the “Trammell Crow Company and Associated Companies Welfare Benefits Plan” shall become references to the health, life and disability insurance policies, all death and disability plans, practices, policies and programs and all other welfare benefit plans, practices, policies and programs applicable generally to other executives of the Employer.

3. Acknowledgment; Effect on Change in Control Provisions. The parties acknowledge that, effective upon the Effective Time, a Change in Control will occur. Therefore, all provisions in the Employment Agreement (as amended by this Amendment) that are triggered by a Change in Control will automatically become effective and all provisions in the Employment Agreement (as amended by this Amendment) that apply from a Change in Control until the second anniversary of a Change in Control shall apply from the Effective Time until the expiration of the Employment Period. For the avoidance of doubt, the merger of the Employer or the Acquirer with or into a parent-level entity or wholly-owned subsidiary of the Employer or the Acquirer, provided that no other part or term of such merger would otherwise trigger a Change in Control, shall not constitute a Change in Control.

4. Amendments and Related Matters.

(i) (a) Section 1 (Employment Period). Section 1 of the Employment Agreement shall be amended and restated as follows:

Subject to the terms and conditions of this Agreement as amended by that certain letter agreement entered into on October 30, 2006 between the Executive and the Employer and such other amendments previously entered into between the Executive and the Company (the “Amendments”), we agree to employ you, and you agree to be employed by us for a period (the “Employment Period”) commencing on the Effective Time and expiring on the second anniversary thereof. In no event shall the Employment Period be subject to extension, unless otherwise agreed upon in writing by the Executive and the Employer. After the expiration of the Employment Period, if not otherwise extended in accordance with the foregoing sentence, the Executive’s employment with the Employer shall automatically continue on an “at-will” basis, and the Executive shall be subject to all of the obligations, and entitled to all of the rights, to which all other executives of the Employer who are “at-will” employees and hold positions and have responsibilities substantially equal in stature and seniority (in level, but not years of service) to the Executive are subject or entitled (which, in any event, shall include, notwithstanding anything to the contrary set forth in the Employer’s or the Acquirer’s plans and policies, (A) payment by the Employer of all Accrued Obligations, Accrued Welfare Benefits and Accrued Investments owed to the Executive at the time of termination of the Executive’s employment under this Agreement (as amended by the Amendments) and (B) payment by the Employer of any accrued and earned but unpaid Annual Bonus in respect of any fiscal year during the Employment Period (whether or not the amount of any such Annual Bonus shall at the time of termination of the Executive’s employment under this Agreement (as amended by the Amendments) be determined). Notwithstanding anything to the contrary contained in this Agreement (as amended by the Amendments), after the expiration of the Employment Period, all of the Executive’s obligations under this Agreement (as amended by the Amendments) shall terminate; provided, however, that (1) the Executive’s obligations under Section 7 of this Agreement (as amended by the Amendments) shall continue with respect to Confidential Information obtained during the Employment Period, and (2) in the event that the Executive’s employment continues on an “at-will” basis, the Executive shall enter into, promptly after the expiration of the Employment Period, the Employer’s standard confidentiality agreement required to be signed upon hire by other executives of the Employer who hold positions and have responsibilities substantially equal in stature and seniority (in level, but not in years of service) as the Executive (which, for the avoidance of doubt does not include non-compete, non-solicit or similar restrictive covenants). For the avoidance of doubt, the Employer and the Executive hereby acknowledge that the Executive’s “at-will” employment after the expiration of the Employment Period shall be terminable by either party upon such party’s notice of such termination to the other party.

(b) Section 2(a) (Position and Duties). Section 2(a) of the Employment Agreement shall be amended to change the reference therein to the Executive’s position to Group President of Asia Pacific Operations, EMEA Operations and D&I Operations. In addition, (i) at the Effective Time, the Executive shall be appointed to serve on the Employer’s Global Executive Board (but only for as long and upon such terms as the Chief Executive Officer of the Employer shall from time to time determine in his sole discretion) and (ii) the Executive shall be appointed to fill a vacancy on the Board of Directors of the Acquirer, effective at the Effective Time and the Board of Directors of the Acquirer shall include the Executive’s name on each slate of director nominees for election at an annual meeting of stockholders of the Acquirer during the Employment Period. If the Executive is serving as a member of the Board at the time the Period of Employment ends for any reason (whether by termination or expiration), the Executive shall promptly tender a letter of resignation for acceptance by the Board. Notwithstanding anything to the contrary contained in such Section 2(a), your powers and duties shall be (1) acting with respect to the D&I Business (as defined below) in the same manner as, and having the same oversight role with respect to the D&I Business as, the Chief Executive Officer of the D&I Business, if operated as a stand-alone entity, would have, (2) serving as the executive to whom the heads of Asia Pacific Operations and EMEA Operations report and (3) such other duties as the Chief Executive Officer of the Employer shall reasonably request. As used herein, “D&I Business” means the business known as the Development and Investment Business within the Company prior to the Effective Time, which business will operate under the name of the Company from and after the Effective Time.

(c) Section 2(b) (Compensation). Section 2(b) of the Employment Agreement shall be amended and restated as follows:

(i) Annual Base Salary. For services during the Employment Period, you will receive an annual base salary (the “Annual Base Salary”) at an initial rate of $600, 000, payable in accordance with the customary payroll practices of the Employer for its other executives. Such Annual Base Salary shall be subject to review in the same manner as the salaries are reviewed with respect to other executives of the Employer who hold positions and have responsibilities substantially equal in stature and seniority (in level, but not in years of service) to the Executive, but, during the Employment Period, in no event shall the Annual Base Salary be less than the initial rate set forth above. The term “Annual Base Salary” will refer to the Annual Base Salary as it may be so adjusted from time to time.

(ii) Annual Bonus. For services during the Employment Period, the Executive shall be eligible to receive such annual bonus payments, if any, as the Board (or its Compensation Committee) may specify (each an “Annual Bonus”); provided that for each Annual Bonus with respect to services performed during the Employment Period, (1) the “bonus target amount” for purposes of calculating such Annual Bonus shall be no less than $750, 000, (2) the manner for determining whether the Executive has met or exceeded the performance criteria applicable to such “bonus target amount” shall be made in accordance with the policies of the Employer generally applicable to other executives of the Employer similar in stature and seniority (in level, not in years) to the Executive, (3) whether the “bonus target amount” shall be met shall be determined 50% with respect to the results of the D&I Business and 50% with respect to the results of the EMEA and Asia Pacific operations, subject to such adjustment of the percentages as the Chief Executive Officer of the Employer and the Executive shall from time to time agree upon, and (4) for the avoidance of doubt, the applicable “bonus target amount” shall in no event be deemed to constitute a cap on the amount of the Annual Bonus to which the Executive is eligible to receive. Annual Bonuses earned by the Executive will be paid no later than the date bonuses are paid for other executives of the Employer, generally March of the year following the year in respect of which the bonus is granted, and will be payable to the Executive whether or not the Executive is employed by the Employer at the time of payment. In addition, the Executive shall be eligible to receive a one-time bonus (payable at the same time as the Annual Bonus payable in respect of fiscal year 2007 is payable) in an amount of up to $300,000, such amount to be determined in the Employer’s Chief Executive Officer’s sole discretion, in respect of his assistance in facilitating the D&I Business integration.

(iii) Awards Under Investment Plans. The Executive shall be entitled to participate in all incentive, savings, stock option or other equity award, profit sharing and retirement plans, practices, policies and programs applicable generally to other executives of the Employer (the “Investment Plans”), subject to the terms and conditions of such Investment Plans. All Awards (and the terms thereof, including with respect to vesting schedules) granted during the Employment Period shall be determined, structured and awarded in the same manner and at the same time as determined, structured and awarded for other executives of the Employer who hold positions and have responsibilities substantially equal in stature and seniority (in level, but not years of service) to the Executive. In the event that the Effective Time occurs after the 2007 Awards are granted, the Executive shall receive such Award that he otherwise would have been entitled to receive pursuant to the foregoing sentence the day that his employment commences.

(iv) Welfare Plans. The Executive shall be eligible to participate in all health, life and disability insurance policies, all death and disability plans, practices, policies and programs and all other welfare benefit plans, practices, policies and programs applicable generally to other executives of the Employer (“Welfare Plans”), subject to the terms and conditions of such Welfare Plans.

(v) Perquisites. The Employer shall provide the Executive with, or make available to the Executive, all perquisites that the Employer makes available or provides to other executives of the Employer who hold positions and have responsibilities substantially equal in stature and seniority (in level, but not years of service) to the Executive. In addition, the Acquirer will provide personal umbrella insurance coverage for the Executive of the same type provided by the Company for the Executive immediately prior to the Effective Time; provided, however, that for the avoidance of doubt, the Employer may provide such coverage pursuant to a new policy with substantially similar terms and conditions and the same limits as the existing umbrella policy.

(d) Section 2(c) (Vesting of Equity Awards). By way of clarification, the provisions of Section 2(c) of the Employment Agreement regarding the accelerated vesting of Awards upon the occurrence of a Change in Control shall apply (i) to all Awards held by the Executive immediately prior to the consummation of the Merger with respect to the Merger and (ii) to all Awards held by the Executive immediately prior to each subsequent Change in Control that occurs during the Employment Period

(e) Section 3(d) (Resignation by You). The third sentence of Section 3(d) of the Employment Agreement shall be amended and restated in its entirety to provide as follows:

“‘Good Reason’ means (A) any (1) material diminution (considering all previous diminutions during the Employment Period in the aggregate, including all previous diminutions occurring after the Effective Time which are not material when considered separately) in your position, authority, powers, functions, duties or responsibilities in effect at the Effective Time (as such duties are modified by the Amendments), except any termination of the Executive’s membership on the Global Executive Board (for whatever reason) shall not constitute any such diminution or (2) the Executive is not appointed or nominated to the Acquirer’s Board of Directors as set forth in Section 2(a) of this Agreement, (B) any failure by the Employer to comply with any of its payment obligations under this Agreement (as amended by the Amendments), and any failure by the Employer to comply with or failure to cause compliance with any of the provisions of Section 2(b) of this Agreement (as amended by the Amendments), (C) any change in the Executive’s Base Salary, Annual Bonus or Awards not permitted to be made under this Agreement (as amended by the Amendments), (D) the relocation or transfer of your principal office to a location more than 50 miles from your regular work address as of the Effective Time without your consent, or (E) the failure of the Acquirer to meet any of its obligations under the Merger Agreement with respect to compensation payable to the Executive in his capacity as an employee of the Company prior to the Effective Time.

For the avoidance of doubt, the termination of the Executive’s membership on the Global Executive Board shall not constitute grounds for Good Reason termination.

(f) Section 3(e) (Expiration of Term). As a result of the amendment set forth in Section 4(a) hereof, Section 3(e) of the Employment Agreement is hereby deleted.

(g) Section 4(d)(i) (Definition of Change in Control). Section 4(d)(i) of the Employment Agreement shall be amended to provide that the term “Change in Control” shall have the meaning given to the term “Change of Control” in the Acquirer’s Amended and Restated 2004 Stock Incentive Plan (the “Acquirer Plan”); provided, however, that for purposes of Section 4(d)(i) of the Employment Agreement, the definition of “Change of Control” in the Acquirer Plan shall be amended as follows:

(i) Section 2(e)(ii) shall be amended to provide that a Change of Control occurs upon the closing of any acquisition of assets of another entity in which the voting securities or then outstanding shares of common stock of the Company owned by the shareholders of the Company immediately prior to such acquisition do not represent, after such acquisition more than fifty percent (50%) of the total voting power or the total number of shares of common stock then outstanding of the Company immediately after such acquisition; and

(ii) Section 2(e)(v) shall be amended to provided that a Change of Control occurs when a liquidation or dissolution of the Corporation has been approved by the stockholders of the Company.

Section 4(d)(i) of the Employment Agreement shall be further amended so that, to the extent that any event occurring with respect to the Employer would constitute a Change in Control, such event occurring with respect to the Acquirer shall also constitute a Change in Control. Furthermore, Section 4(d)(i) of the Employment Agreement shall be amended to delete the proviso therein. In addition, in the event that a Change in Control with respect to the D&I Business occurs, then, at the Executive’s election, (A) the Employer shall cause its (or the then owner of the D&I Business’) successor with respect to the D&I Business to succeed to the Acquirer as the Executive’s employer on substantially the same terms set forth in the Employment Agreement (as amended by this Amendment) with respect to the remainder of the Employment Period, effective upon the effectiveness of such Change of Control, and the Employer shall no longer be the employer of the Executive or (B) the Executive’s employment under the Employment Agreement shall continue pursuant to its terms, and reasonable accommodation shall be made for the Executive so that (other than with respect to his oversight of the D&I Business, his position, title and other rights and obligations under the Employment Agreement shall continue in full force and effect. The failure of the Employer to satisfy the foregoing obligation shall constitute grounds for Good Reason termination by the Executive, subject to any applicable cure periods and, in addition to the other benefits due to the Executive upon such termination (and notwithstanding anything to the contrary contained in the Employment Agreement, the Amendments or the other policies or plans of the Employer or the Acquirer), all of his Awards that are unvested at the time of such termination shall be accelerated in full. For purposes of this paragraph, a Change in Control with respect to the D&I Business shall be deemed to occur upon the occurrence of any event that, if it occurred with respect to the Employer or the Acquirer, would constitute a Change in Control, and shall also be deemed to occur upon the occurrence of any of the following events (whether or not such event would otherwise constitute a Change in Control of the D&I Business: (A) a disposition of all or substantially all of the assets of the D&I Business (wherever or by whomever such assets are held), (B) any “spin-off” of the D&I Business, or (C) a Change in Control with respect to any entity through which all or a substantial portion of the D&I Business is conducted, all or a substantial portion of the assets of the D&I Business are held or all or a substantial number of producer employees or executives performing services for the D&I Business are employed.

(h) Section 5(c) (Without Cause; Resignation for Good Reason; Non-Renewal Election by the Company).

(i) Section 5(c)(i) (Cash Payments). Clause (y) in Section 5(c)(i) shall be amended and restated in its entirety to provide as follows: “an amount equal to the greater of (1) the highest “bonus target amount” applicable to you during the Employment Period or (2) $750, 000.” In addition, the multiplier of three (3) referred to therein shall be reduced to two and one-half (2.5).

(ii) Last Paragraph (Date of Award Grant). The first sentence of the last paragraph of Section 5(c) of the Employment Agreement shall be amended to change the reference therein to Awards granted on or after a Change in Control to Awards granted at any time from and after the Effective Time.

(i) Section 8 (Non-Compete). The reference to fifteen (15) months in the definition of “Term of Competition” is hereby changed to twelve (12) months.

(j) Determinations by the Employer. Notwithstanding anything to the contrary contained in the Employment Agreement, all determinations to be made and actions to be taken by the Employer under the Employment Agreement (as amended by this Amendment) (whether directly or through its Board of Directors or the Compensation Committee thereof or any of its officers, directors or other employees) shall be made or taken by it in good faith and in the exercise of its reasonable judgment.

(k) Section 5(e). Solely for purposes of Section 5(e) of the Employment Agreement, the Merger shall not be deemed to constitute a Change in Control.

(l) Executive Rights and Benefits. Each provision set forth in the Employment Agreement that provides the Executive with the same or similar rights or benefits to which members of the Executive Committee or other executive officers of the Company are entitled is hereby amended to provide the Executive with the same or similar rights or benefits to which other executives of the Employer who hold positions and have responsibilities substantially equal in stature and seniority (in level, but not years of service) to the Executive are entitled.

5. Role of the Acquirer. In the event that the Acquirer takes any action or omits to take any action that, if taken or omitted to be taken by the Employer, would constitute a breach of any provision of the Employment Agreement (as amended by this Amendment), such act or omission shall nonetheless constitute a breach of such provision to the same extent as if such action was taken or omitted to be taken by the Employer.

6. Waiver. The Executive hereby waives his right to terminate his employment for Good Reason solely to the extent that grounds therefor arise as a result of the change in the terms of his employment set forth herein. For the avoidance of doubt, in no event shall such waiver constitute a waiver by the Executive of the Acquirer’s failure to comply with or cause the compliance with the terms and conditions of the Employment Agreement, as amended by this Amendment, or for any other reason that constitutes “Good Reason.”

7. Prior Measurement Periods. All references contained in the Employment Agreement to accrued benefits, bonus, salary and other compensation that is payable upon certain terminations of the Executive’s employment, for the avoidance of doubt, shall include all such amounts so accrued, whether or not they relate to periods prior to the Effective Time.

8. Effect on Employment Agreement; Conflicts. Except as specifically amended, acknowledged or supplemented in this Amendment, from and after the Effective Time, the Employment Agreement will continue in full force and effect in accordance with its terms. In addition, and for the avoidance of doubt, in the event of a conflict between the terms of the Employer’s or the Acquirer’s plans and policies (including, without limitation, Investment Plans and bonus policies) and the terms of the Employment Agreement or this Amendment or the Restricted Stock Agreement referred to herein (by way of example, with respect to forfeiture and acceleration of Awards), the applicable terms of the Employment Agreement, this Amendment or the Restricted Stock Agreement shall govern and control.

9. Counterparts. This Amendment may be executed (including by facsimile or electronic transmission) in any number of counterparts.

10. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS OF TEXAS OR ANY OTHER JURISDICTION, AND, WHERE APPLICABLE, THE LAWS OF THE UNITED STATES.

11. Entire Agreement. This Amendment, together with the Exhibits hereto and the Employment Agreement, constitutes the sole understanding of the Employer and the Executive with respect to the subject matter hereof.

[SIGNATURE PAGE FOLLOWS]

By signing and countersigning this Amendment in the appropriate space set forth below, the Executive and the Employer have agreed to be bound by the terms and conditions set forth herein.

Sincerely, CB RICHARD ELLIS, INC.

By:	/s/ Laurence H. Midler
	Name:	Laurence H. Midler
	Title:	Executive Vice President & General Counsel

Address:

100 North Sepulveda Blvd. Suite 1050 El Segundo, CA 90245

ACKNOWLEDGED AND AGREED:

/s/ Robert E. Sulentic
Name: Robert E. Sulentic

Address:

6037 Lakehurst Avenue

Dallas, TX 75230

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